EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-136355 and Form S-8 No. 333-122609) pertaining to the Emtec, Inc 2006 Stock-Based Incentive Compensation Plan and to the Emtec, Inc. 1996 Stock Option Plan of our report dated December 2, 2005, with respect to the consolidated financial statements of Emtec, Inc. for year ended August 31, 2005, the period from April 17, 2004 to August 31, 2004 (Successor Period) and the period from September 1, 2003 to April 16, 2004 (Predecessor Period), included in this Annual Report (Form 10-K) for the year ended August 31, 2006.

/s/ Ernst & Young LLP
Philadelphia, PA
November 28, 2006